SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported) November 13, 1996.


                     HEALTH MANAGEMENT, INC.
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       (Exact Name of Registrant as Specified in its Charter)


     Delaware             0-18472              75-2096632
 ---------------------------------------------------------------
(State or other          (Commission File     (I.R.S. Employer
jurisdiction of               Number)         Identification No.)
incorporation)



1371-A Abbott Court, Buffalo Grove, Illinois          60089
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(Address of principal executive offices)            (Zip Code)


                        (847) 913-2700
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        (Registrant's telephone number, including area code)


                         Not Applicable
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     (Former name, former address and former fiscal year,
                  if changed since last report.)

Item 5.  Other Events.

     On November 13, 1996, Transworld Home HealthCare, Inc., a New York corporation ("Transworld"), acquired the bank debt of Health Management, Inc., a Delaware corporation (the "Company"), having a face value of approximately $28 million (the "Debt Acquisition"). In connection with the Debt Acquisition, Transworld extended the Forbearance Agreement, which was to terminate on November 15, 1996, to December 12, 1996 (thereby agreeing to forebear from exercising any remedies to which Transworld was entitled with respect to such acquired bank debt) and agreed to extend up to an additional $3 million to the Company under the revolving line of credit.

     Also on November 13, 1996, the Company entered into a Stock Purchase Agreement with Transworld, which provides for Transworld's purchase of 8,964,262 newly issued shares of the common stock of the Company (representing approximately 49% of the outstanding shares after giving effect to such issuance) and an option for an additional 746,713 shares of common stock of the Company (representing approximately 2% of the outstanding shares after giving effect to the exercise of such option). The consideration for the 8,964,262 shares includes, (i) Transworld entering into the Merger Agreement (described below), (ii) the Debt Acquisition, (iii) Transworld forebearing under the Credit Agreement until on or about December 12, 1996,
(iv) Transworld agreeing to extend an additional $3 million under the revolving credit facility, (v) Transworld causing to be cancelled certain warrants to purchase 5% of the outstanding stock of the Company on a fully diluted basis, at an exercise price of $2.00 per share, to which the Company's senior lenders were entitled, and (vi) $1.00 per share of Common Stock. The exercise price for the option is $1.00 per share and the term extends for the one-year period following the consummation of the stock purchase transaction. In addition, the shares purchased, as well as the shares subject to the option, will be entitled to certain demand and piggyback registration rights. The closing in connection with the Stock Purchase Agreement is expected to occur on the latter of December 12, 1996 or the date of the fulfillment of the closing conditions, which include, among others, approval by Transworld's lenders and preliminary court approval of a modified settlement agreement to the pending class action lawsuit against the Company providing for the settlement of such action for, among other things, an aggregate cash payment of $7.2 million (the "Modified Settlement"). Of the approximately $8.9 million proceeds expected to be obtained in connection with the consummation of the stock purchase, any amounts loaned by Transworld under the revolving line of credit from November 13, 1996, and interest thereon, shall be repaid.

     Additionally on November 13, 1996, the Company entered into an Agreement and Plan of Merger with Transworld pursuant to which a newly-formed subsidiary of Transworld will merge into the Company and the stockholders of the Company (excluding Transworld) will receive cash consideration equal to $2.00 per share. The consummation of the merger is subject to certain conditions including, without limitation, final court approval of the Modified Settlement, the expiration or termination period of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory approvals. If the merger is not consummated by June 30, 1997 either party may terminate the agreement.

     In connection with the proposed merger, the Board of Directors of the Company received a fairness opinion from National Westminster Bank, Plc. to the effect that the $2.00 per share cash price is fair, from a financial point of view, to the stockholders of the Company.

     The above summary of the Merger Agreement, Stock Purchase Agreement and Forbearance Agreement is not intended to be complete and is qualified in its entirety by reference to the detailed provisions of each of these agreements, which are attached hereto as Exhibits. In addition, a copy of the press release issued by the Company in connection with the above-stated transactions is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

     (c)  Exhibits

Exhibit Number                Description
-------------                  ----------

     2.1.      Stock Purchase Agreement, dated as of
               November 13, 1996, between the Company
               and Transworld.

     2.2.      Agreement and Plan of Merger, dated as
               of November 13, 1996, among Transworld,
               IMH Acquisition Corp., and the Company.

     2.3.      Forbearance Agreement, dated as of
               November 13, 1995, between the Company
               and Transworld.


     99.1      Press release dated November 14, 1996 issued by the Company.

          Exhibits 2.1, 2.2 and 2.3 listed above omit certain schedules and exhibits, which are referred to therein. The Company agrees to furnish a copy of any such omitted schedule or exhibit supplementally upon request from the Commission's staff.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              HEALTH MANAGEMENT, INC.
                              (Registrant)


Date:  November 27, 1996


                              /s/ W. JAMES NICOL
                              ----------------------
                              Name:  W. James Nicol
                              Its:  President

                        Index to Exhibits



Exhibit
Number                   Description
-----                     ----------

2.1.      Stock Purchase Agreement, dated as of
          November 13, 1996 between the Company
          and Transworld Home Healthcare, Inc.

2.2.      Agreement and Plan of Merger, dated as
          of November 13, 1996, among Transworld
          Home Healthcare, Inc., IMH Acquisition
          Corp., and the Company.

2.3.      Forbearance Agreement, dated as of
          November 13, 1995, between the Company
          and Transworld Home Healthcare, Inc.


99.1      Press release dated November 14, 1996
          issued by the Registrant.